UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 17, 2017 (April 12, 2017)

(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

141 Union Boulevard, #400, Lakewood, Colorado 80228
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 384-1400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2017, Steve Johnson resigned as a member of the Board of Directors of the Good Times Restaurants Inc. (the “Company”) and Chairman of its Audit Committee. Mr. Johnson’s resignation was not as a result of any dispute or disagreement with the Company.

On April 12, 2017, the Board of Directors elected Robert Stetson as Chairman of its Audit Committee and designated financial expert under Nasdaq’s requirements.

On April 12, 2017, the Board of Directors approved the election of Charles Jobson as a Director to serve until the next annual meeting of shareholders of the Company.  It is the opinion of the members of the Board that the elected has demonstrated the greatest interest and availability in carrying out the responsibilities of the Board of Directors. Mr. Jobson’s biographical information is provided below. Delta Partners, LP currently owns approximately 18.4% of the outstanding common stock of the Company.

Mr. Jobson currently is the sole Portfolio Manager and co-founder (1999) of Delta Partners, LP, a hedge fund.  Mr. Jobson co-founded Delta Partners, LP in 1999.  Prior to launching Delta, he was a Vice President and a member of an eight-person investment committee managing a $3.5 billion U.S. equity portfolio at Baring Asset Management, an international investment firm, from 1994 to 1998.  From 1990-1994, he was an equity analyst with State Street Research & Management, Inc. where his responsibilities included analysis of commodity and specialty chemicals, homebuilding, supermarkets/drug stores, and real estate investment trusts.  He received an undergraduate degree from Northwestern University in 1982 and an MBA with a concentration in finance from the Fuqua School of Business at Duke University in 1989.  He is a member of the CFA Institute and the Boston Securities Analysts Society.

Mr. Jobson will not receive compensation for his service as a director during fiscal 2017.  Mr. Jobson was not selected as a director of the Company pursuant to any arrangement or understanding between him and any other person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: April 17, 2017	By:	/s/ Boyd E. Hoback
Boyd E. Hoback
President and Chief Executive Officer